Exhibit 99(g)
                            SUMMIT CARE CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (Unaudited)
                     (In thousands, except per share data)

                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                        DECEMBER 31,            DECEMBER 31,
                                     1997         1996      1997          1996
                                   -------      -------   --------      -------
Net revenues                       $53,972      $46,181   $108,507      $95,088

Expenses:
 Salaries and benefits              24,132       22,309     47,742       43,386
 Supplies                            5,091        5,337     10,261       10,381
 Purchased services                 12,844       12,237     26,211       24,144
 Provision for doubtful accounts       957          721      1,780          967
 Other expenses                      3,738        2,824      7,484        6,258
 Rent                                  762          713      1,525        1,410
 Depreciation and amortization       2,151        1,840      4,235        3,632
 Interest (net of interest
  income, $169 and $371 in 1997
  and $179 and $393 in 1996,
   respectively)                     2,311        1,934      4,588        4,057
                                   -------      -------   --------      -------


                                    51,986       47,915    103,826       94,235
                                   -------      -------   --------      -------

Income (loss) before provision
 for income taxes                    1,986       (1,734)     4,681          853
Provision (benefit) for income
 taxes                                 784         (685)     1,849          337
                                   -------      -------   --------      -------


Net income (loss)                    1,202      $(1,049)     2,832      $   516
                                   =======      =======   ========      =======

Earnings (loss) per share:
 Basic                             $  0.18      $ (0.15)  $   0.42      $  0.08
                                   =======      =======   ========      =======

 Diluted                           $  0.18      $ (0.15)  $   0.41      $  0.08
                                   =======      =======   ========      =======

                            See accompanying notes.

                            SUMMIT CARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                (In thousands)

                                             DECEMBER 31, 1997   JUNE 30, 1997
                                             ------------------  --------------
                                                (Unaudited)          (Note)
ASSETS

Current assets:
   Cash and cash equivalents                          $  1,702        $  3,994
   Accounts receivable, less allowance for
     doubtful accounts:
     December 1997 - $2,474;
     June 1997 - $2,028                                 36,343          33,749
   Supplies inventory, at cost                           3,204           2,690
   Other current assets                                 15,569          12,356
                                                      --------        --------

Total current assets                                    56,818          52,789

Property and equipment, at cost:
   Land and land improvements                           20,036          19,513
   Buildings and leasehold improvements                175,078         161,080
   Furniture and equipment                              24,361          23,978
   Construction in progress                              5,298           5,947
                                                      --------        --------

                                                       224,773         210,518

   Less accumulated depreciation and amortization       30,220          28,605
                                                      --------        --------

                                                       194,553         181,913
Notes receivable, less allowance for doubtful
   accounts: December 1997 - $363; June 1997 - $322      6,842           6,859
Other assets                                             9,207           8,955
                                                      --------        --------
                                                      $267,420        $250,516
                                                      ========        ========

NOTE: The balance sheet at June 30, 1997 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                            See accompanying notes.

                            SUMMIT CARE CORPORATION

                                (In thousands)

                                                DECEMBER 31, 1997  JUNE 30, 1997
                                                -----------------  -------------
                                                   (Unaudited)        (Note)
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Payable to bank                                    $  2,985           $  4,678
 Accounts payable                                     36,776             29,586
 Employee compensation and benefits                    4,622              5,877
 Income taxes payable                                  1,051                 --
                                                    --------           --------

Total current liabilities                             45,434             40,141

Long-term debt                                       129,754            121,452

Deferred income taxes                                  7,511              7,511
                                                    --------           --------

Total liabilities                                    182,699            169,104

Commitments and contingencies

Shareholders' equity:
 Preferred stock, no par value, 2,000
   authorized shares, none issued                         --                 --
 Common stock, no par value, 100,000 authorized
 shares; 6,813 and 6,776 issued and outstanding,
  respectively                                        52,020             51,543

 Retained earnings                                    32,701             29,869
                                                    --------           --------

Total shareholders' equity                            84,721             81,412
                                                    --------           --------
                                                    $267,420           $250,516
                                                    ========           ========

NOTE: The balance sheet at June 30, 1997 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                            See accompanying notes.

                            SUMMIT CARE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                (In thousands)

                                                             SIX MONTHS ENDED
                                                               DECEMBER 31,
                                                             1997        1996
                                                           --------    --------
Operating activities:
  Net income                                               $  2,832    $    516
   Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                             4,235       3,632
    (Increase) in accounts receivable, net                   (2,594)     (5,027)
    (Increase) in supplies inventory                           (514)        (66)
    (Increase) in other current assets                       (3,152)     (1,602)
    Increase in accounts payable                              7,190       6,805
    (Decrease) increase in employee compensation
     and benefits                                            (1,255)        294
    Increase (decrease) in income taxes payable               1,051        (989)
                                                           --------    --------
  Total adjustments                                           4,961       3,047
                                                           --------    --------

  Net cash provided by operating activities                   7,793       3,563
                                                           --------    --------

Investing activities:
  Issuance of notes receivable                               (2,281)       (550)
  Principal payments of notes receivable                      2,294         253
  Additions to property and equipment                        (6,706)    (12,049)
  Property and equipment related to purchase of
   nursing center                                            (4,209)         --
  (Increase) in other assets                                   (470)     (1,579)
                                                           --------    --------

  Net cash (used in) investing activities                   (11,372)    (13,925)
                                                           --------    --------

 Financing activities:
  (Decrease) in payable to bank                              (1,693)     (1,229)
  Principal payments on long-term debt                      (10,497)     (8,435)
  Proceeds from long-term debt                               13,000      19,000
  Proceeds from exercise of stock options                       477          --
                                                           --------    --------

  Net cash provided by financing activities                   1,287       9,336
                                                           --------    --------

(Decrease) in cash and cash equivalents                      (2,292)     (1,026)

Cash and cash equivalents at beginning of year                3,994       2,658
                                                           --------    --------
Cash and cash equivalents at end of the period             $  1,702    $  1,632
                                                           ========    ========

                            SUMMIT CARE CORPORATION
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                  (Unaudited)
                                (In thousands)

                                                      SIX MONTHS ENDED
                                                         DECEMBER 31,
                                                        1997      1996
                                                      -------   -------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest                                          $ 5,015    $5,161
    Income taxes                                          808     1,654

  Non cash investing and financing activities:
    Acquisition of nursing care center under
       capital lease                                    5,799        --
    Capital lease obligation                           (5,799)       --

                            See accompanying notes.

                            SUMMIT CARE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)
                                (In thousands)

1. The unaudited financial information included herein, in the opinion of management, reflects all adjustments (all of which are of a normal recurring nature except for a special charge recorded in December 1996, see Note 5), which are considered necessary to fairly state the Company's financial position, its cash flows and the results of operations. These statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company's annual report filed on Form 10-K for the year ended June 30, 1997. The interim financial information herein is not necessarily representative of that to be expected for a full year.

2. Certain amounts have been reclassified to conform with fiscal 1998 presentations.

3. The following table sets forth the computation of basic and diluted earnings per share:

                                     Three Months Ended   Six Months Ended
                                        December 31,        December 31,
                                       1997      1996      1997     1996
                                     --------  ---------  -------  -------
Numerator:
 Net income (loss)                     $1,202   $(1,049)   $2,832   $  516

Denominator:
 Denominator for basic earnings
  per share - weighted average
  shares                                6,802     6,775     6,789    6,774

 Effect of stock options                   58        66        46       80
                                       ------   -------    ------   ------

 Denominator for diluted earnings
  per share - adjusted weighted
  average shares and assumed
  conversions                           6,860     6,841     6,835    6,854

Earnings per share:
 Basic                                 $ 0.18   $ (0.15)   $ 0.42   $ 0.08
                                       ======   =======    ======   ======
 Diluted                               $ 0.18   $ (0.15)   $ 0.41   $ 0.08
                                       ======   =======    ======   ======

                            SUMMIT CARE CORPORATION

                                  (Unaudited)
                                (In thousands)

4.      Other current assets consist of the following:

                                        December 31, 1997  June 30, 1997
                                        -----------------  -------------
         Due from third-party payors              $ 4,743        $ 2,491
         Deferred tax assets                        1,956          1,956
         Notes receivable                           1,257          1,253
         Prepaid expenses                           2,526          1,004
         Income tax receivable                      3,000          4,128
         Other receivables                          2,087          1,524
                                                  -------        -------
                                                  $15,569        $12,356
                                                  =======        =======

5. In December 1996, the Company recorded a special charge of $4,000 against revenues ($2,420 against net income) as a result of adjustments proposed by Medicare in connection with an audit of fiscal 1995 completed in the quarter ended December 31, 1996, which would have an effect on revenues for that fiscal year, fiscal 1996 and the six months ended December 31, 1996.

6. In July 1997, the Company opened its fifth assisted living center with 66 beds in Orange, California, at a total cost of construction of $3,924. In September 1997, the Company exercised a purchase option in the amount of $1,871 in its lease of a 111-bed skilled nursing care center in La Grange, Texas. In November 1997, the Company opened 47 additional beds at one of its two skilled nursing care centers in Lubbock, Texas, at an approximate cost of construction of $1,900. In December 1997, the Company acquired the assets of a 194 bed skilled nursing care center in McAllen, Texas at an approximate cost of $10,058. The Company's bank line of credit was used to finance the two construction projects, the exercise of the purchase option and $4,259 of the acquisition cost of the McAllen center. The balance of the McAllen acquisition cost of $5,799 was financed with a capitalized lease obligation.

7. In December 1997, the Company amended its secured bank line of credit by reducing the commitment from $40,000 to $33,000. One of the four lenders was deleted from the credit agreement, and the revolving credit termination date was extended one year to September 30, 1999. No other terms and conditions were added, deleted or amended.

8. Recent Accounting Pronouncement: In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for fiscal years ending after December 15, 1997. This Statement is not required to be applied to interim financial statements in the initial year of its application. SFAS 131 establishes standards for the way that public enterprises report information about operating segments in annual financial

                            SUMMIT CARE CORPORATION

                                  (Unaudited)
                                (In thousands)

        statements. It also requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Under existing accounting standards, the Company has reported its operations as one line of business because substantially all of its revenues have been derived from its skilled nursing care centers and assisted living centers and closely related ancillary services. The Company is presently evaluating the new standard in order to determine its effect, if any, on the way the Company might report its operations in the future.

9. Subsequent Event: On February 6, 1998, the Company and Fountain View, Inc., a privately-held skilled nursing care company based in Los Angeles, California, entered into a definitive merger agreement for Fountain View to acquire the Company. According to the terms of the merger agreement, the Company's shareholders will receive $21.00 per share in cash for a total purchase price of approximately $274 million, including the assumption of approximately $130 million of the Company's debt.

        On February 13, 1998, Fountain View commenced a cash tender offer for all outstanding shares of the Company's stock at $21.00 per share. Following consummation of the tender offer, subject to the terms and conditions contained in the merger agreement, the Company will be merged with a wholly owned subsidiary of Fountain View, and each remaining outstanding share of the Company will be converted in the merger into $21.00 in cash.

        Fountain View has received a commitment from Heritage Fund II, L.P. for $82 million of the equity financing necessary to complete the transaction and a bank financing commitment from Bank of Montreal covering an additional $250 million. Completion of the tender offer and the merger are subject to customary conditions to closing, including the receipt of any applicable regulatory approvals and the expiration of any applicable regulatory waiting periods.

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors
Summit Care Corporation


   We have audited the accompanying consolidated balance sheets of Summit
Care Corporation and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Summit Care Corporation at June 30, 1997 and 1996, and the consolidated results of its operations and cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                                  ERNST & YOUNG LLP


Los Angeles, California
August 22, 1997

                            SUMMIT CARE CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                  YEARS ENDED JUNE 30,
                                             ----------------------------
                                               1997      1996      1995
                                             ----------------------------

Net revenues                                 $197,927  $176,062  $137,026

Expenses:

 Salaries and benefits                         89,577    78,233    63,171
 Supplies                                      20,160    18,071    15,374
 Purchased services                            51,520    37,963    22,234
 Provision for doubtful accounts                2,530     2,241     1,330
 Other expenses                                15,722    12,421    10,268
 Rental                                         2,864     2,656     1,691
 Rental to related parties                         --        --       450
 Depreciation and amortization                  7,393     6,142     5,249
 Interest (net of interest income:
 $645, $522 and $513, respectively)             7,973     6,574     4,761
                                             --------  --------  --------

                                              197,739   164,301   124,528
                                             --------  --------  --------

Income before provision for income taxes          188    11,761    12,498
Provision for income taxes                        119     4,452     4,987
                                             --------  --------  --------

Net income                                   $     69  $  7,309  $  7,511
                                             ========  ========  ========

Earnings per share                           $    .01  $   1.06  $   1.10
                                             ========  ========  ========



                            See accompanying notes

                            SUMMIT CARE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)


                                                              JUNE 30,
                                                         -----------------
                                                          1997       1996
                                                         -----------------
ASSETS

Current assets:
 Cash and cash equivalents                               $  3,994   $  2,658
 Accounts receivable, less allowance for doubtful
  accounts: 1997 - $2,028; 1996 - $2,084                   33,749     27,930
 Supplies inventory, at cost                                2,690      2,058
 Other current assets                                      12,356     13,032
                                                         --------   --------

Total current assets                                       52,789     45,678


Property and equipment, at cost:
 Land and land improvements                                19,513     16,018
 Buildings and leasehold improvements                     161,080    136,907
 Furniture and equipment                                   23,978     18,668
 Construction in progress                                   5,947     15,043
                                                         --------   --------

                                                          210,518    186,636

 Less accumulated depreciation and amortization            28,605     21,713
                                                         --------   --------

                                                          181,913    164,923


Notes receivable, less allowance for doubtful accounts:
 1997 - $322; 1996 - $268                                   6,859      4,845
Other assets                                                8,955      7,606
                                                         --------   --------

                                                         $250,516   $223,052
                                                         ========   ========



                            See accompanying notes

                           SUMMIT CARE CORPORATION
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                            (DOLLARS IN THOUSANDS)


                                                                JUNE 30,
                                                          -------------------
                                                            1997       1996
                                                          -------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Payable to bank                                       $  4,678   $  4,165
    Accounts payable                                        29,586     19,895
    Employee compensation and benefits                       5,877      3,738
    Income taxes payable                                        --        989
    Long-term debt due within one year                          --      2,985
                                                          --------   --------

Total current liabilities                                   40,141     31,772

Long-term debt                                             121,452    107,389

Deferred income taxes                                        7,511      2,605
                                                          --------   --------

Total liabilities                                          169,104    141,766

Commitments and contingencies

Shareholders' equity:
    Preferred stock, no par value,
      2,000,000 authorized shares, none issued
    Common stock, no par value, 100,000,000 authorized
     shares; 6,776,000 and 6,772,800 issued and
     outstanding, respectively                              51,543     51,486

Retained earnings                                           29,869     29,800
                                                          --------   --------

Total shareholders' equity                                  81,412     81,286
                                                          --------   --------

                                                          $250,516   $223,052
                                                          ========   ========



                            See accompanying notes

                            SUMMIT CARE CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            (DOLLARS IN THOUSANDS)
                        THREE YEARS ENDED JUNE 30, 1997

                                        Common Stock
                                     ------------------    Retained
                                      Shares     Amount    Earnings   Total
                                     ---------  --------   --------  --------

Balances at June 30, 1994            6,743,600   $51,381    $14,980   $66,361

 Net income                                 --        --      7,511     7,511
 Exercise of stock options              15,700       192         --       192
 Expenses on sale of common stock           --      (251)        --      (251)
                                     ---------   -------    -------   -------

Balances at June 30, 1995            6,759,300    51,322     22,491    73,813

 Net income                                 --        --      7,309     7,309
 Exercise of stock options              13,500       164         --       164
                                     ---------   -------    -------   -------

Balances at June 30, 1996            6,772,800    51,486     29,800    81,286

 Net income                                 --        --         69        69
 Exercise of stock options               3,200        57         --        57
                                     ---------   -------    -------   -------

Balances at June 30, 1997            6,776,000   $51,543    $29,869   $81,412
                                     =========   =======    =======   =======


                            See accompanying notes

                            SUMMIT CARE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                      YEARS ENDED JUNE 30,
                                                 --------------------------------
                                                    1997       1996       1995
                                                 --------------------------------
Operating activities:
 Net income                                      $     69    $  7,309    $  7,511
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                    7,393       6,142       5,249
   (Increase) in accounts receivable               (5,819)     (7,594)     (6,907)
   (Increase) decrease in supplies inventory         (632)        118        (623)
   Decrease (increase) in other current assets      1,257      (8,429)     (1,740)
   Increase in accounts payable                     9,691       8,923       2,512
   Increase (decrease) in employee compensation
    and benefits                                    2,139        (270)        478
   (Decrease) increase in income taxes payable       (989)        (72)        577
   Increase (decrease) in deferred income taxes     4,906         739         (43)
                                                 --------    --------    --------

   Total adjustments                               17,946        (443)       (497)
                                                 --------    --------    --------

   Net cash provided by operating activities       18,015       6,866       7,014
                                                 --------    --------    --------

Investing activities:
 Issuance of notes receivable                      (3,142)       (916)     (2,089)
 Principal payments of notes receivable               547         498         962
 Additions to property and equipment              (24,075)    (26,558)     (9,004)
 Acquisitions of nursing centers                       --          --     (51,178)
 Additions to other assets                         (1,657)     (2,276)     (3,279)
                                                 --------    --------    --------

   Net cash used in investing activities          (28,327)    (29,252)    (64,588)

Financing activities:
 Increase in payable to bank                          513       1,193         826
 Principal payments on long-term debt             (17,922)    (49,914)    (38,225)
 Proceeds from long-term debt                      29,000      70,500      76,520
 Net expenses from sale of common stock                --          --        (251)
 Net proceeds on exercise of stock options             57         164         192
                                                 --------    --------    --------

   Net cash provided by financing activities       11,648      21,943      39,062
                                                 --------    --------    --------

Increase (decrease) in cash and cash
 equivalents                                        1,336        (443)    (18,512)

Cash and cash equivalents at beginning of year      2,658       3,101      21,613
                                                 --------    --------    --------
Cash and cash equivalents at end of year         $  3,994    $  2,658    $  3,101
                                                 ========    ========    ========

                            See accompanying notes

                            SUMMIT CARE CORPORATION
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                            (DOLLARS IN THOUSANDS)


                                                    YEARS ENDED JUNE 30,
                                                ----------------------------
                                                  1997      1996       1995
                                                ----------------------------
Supplemental disclosures of non-cash
 investing and financing activities:
  Acquisition notes payable                     $  --      $ --     $ (2,814)
  Acquisition of nursing care centers              --        --        2,814
  Acquisition of nursing care centers
   under capital leases                            --        --       16,654
  Capital lease obligations                        --        --      (16,654)


                            See accompanying notes

                            SUMMIT CARE CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE YEARS ENDED JUNE 30, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       DESCRIPTION OF BUSINESS. Summit Care Corporation ("Company" or "SCC") provides a variety of health care services primarily to the elderly through the operation of subacute, skilled nursing, Alzheimer's and assisted living units in skilled nursing care centers and assisted living centers in California, Texas and Arizona. These services include nursing care, lodging, food and certain specialty medical services, including rehabilitation care, infusion therapy and other ancillary services. The Company also provides specialty pharmaceutical and infusion therapy services to other long-term care providers. In April 1994, OrNda HealthCorp ("OrNda") acquired the Company's then majority shareholder, Summit Health Ltd. ("SHL"). OrNda's 7.5% Exchangeable Subordinated Notes ("OrNda Notes") were exchangeable into its equity interest in the Company's common stock, at the option of the holders. OrNda redeemed 100% of the outstanding OrNda Notes in exchange for its equity interest in the Company's common stock in August 1995. OrNda currently has no position in the Company's common stock. In January 1997, OrNda was merged into Tenet Healthcare Corporation ("Tenet").

       BASIS OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

       USE OF ESTIMATES. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

       INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out method) or market.

       REVENUES. Approximately 72 percent, 70 percent and 68 percent of the Company's revenues in the years ended June 30, 1997, 1996 and 1995 were derived from funds under federal and state medical assistance programs, the continuation of which are dependent upon governmental policies. These revenues are based, in certain cases, upon cost reimbursement principles and are subject to audit. Revenues are recorded on an accrual basis as services are performed at their estimated net realizable value. Differences between final settlement and estimated net realizable value accrued in prior years are reported as adjustments to the current year's net revenues. These adjustments decreased net revenues by $4,892 in fiscal 1997. A significant portion of the Company's skilled nursing care center revenues is derived from government sponsored health care programs such as Medicare and Medicaid. These programs are highly regulated and are subject to budgetary and other constraints. While the Company's cash flow could be adversely affected by periodic government program funding delays or shortfalls, management does not believe there are any significant credit risks associated with these government programs.

       PROPERTY AND EQUIPMENT. Depreciation and amortization (straight-line method) is based on the estimated useful lives of the individual assets as follows:

            Buildings and improvements      15-40 years
            Leasehold improvements          Shorter of lease term or estimated
                                            useful life
            Furniture and equipment         3-20 years

       Amortization of capital leases is included in depreciation and amortization expense. For leasehold improvements, where the Company has acquired the right of first refusal to purchase or to renew the lease, amortization is based on the lesser of the estimated useful lives and the period covered by the right.

       INTANGIBLE ASSETS. Goodwill of $2,321, less accumulated amortization of $182, is included in other assets at June 30, 1997 and is amortized over 35 years using the straight-line method.

       INSURANCE COVERAGE. The Company self insures for certain levels of workers' compensation and general and professional liability coverage. The Company utilizes a captive insurance company for the purpose of providing reinsurance coverage for workers' compensation claims filed by its California and Arizona employees in excess of a $250,000 self insurance retention per occurrence and not subject to an annual aggregate limit. The Company has elected under Texas law to decline to participate in the Texas workers' compensation insurance program and maintains employer's excess and occupational indemnity insurance on claims subject to a $150,000 self insurance retention per occurrence with no annual aggregate limit. The Company maintains general and professional liability insurance on a claims made basis, subject to a $100,000 self insurance retention per occurrence and $600,000 on an annual aggregate basis.

       Under both self insurance programs, the Company estimates its liability, including potential legal fees and settlement amounts, based on claims filed and estimates of claims incurred but not reported, utilizing historical experience on an undiscounted basis. Differences between the amounts accrued and subsequent settlements are recorded in operations in the year of settlement.

       EARNINGS PER SHARE. Earnings per share is based on the weighted average number of shares of common stock outstanding and common stock equivalents arising from stock options which were 6,818,247 for the year ended June 30, 1997, 6,895,661 for the year ended June 30, 1996 and 6,837,991 for the year ended June 30, 1995. The effect of common stock equivalents arising from stock options on the computation of earnings per share is not significant.

       CASH AND CASH EQUIVALENTS. Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. The Company places its temporary cash investments with high credit quality financial institutions.

       CASH MANAGEMENT. The Company utilizes a centralized cash management system. Payable to bank represents checks outstanding.

       ACCOUNTING FOR THE IMPAIRMENT AND DISPOSAL OF LONG-LIVED ASSETS. Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company believes, based on current circumstances, that there are no indicators of impairment to its long-lived assets, and the Company presently has no expectations for disposing of any long-lived assets.

       RECENT ACCOUNTING PRONOUNCEMENTS. In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), was issued which, if elected, would require companies to use a new fair value method of valuing stock-based compensation plans. The Company has elected to continue following present accounting rules under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" which uses an intrinsic value method and often results in no compensation expense. In accordance with SFAS 123, the Company has provided pro forma disclosure of what net income and earnings per share would have been had the new fair value method been used (see Note 10).

       In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which is effective for fiscal years ending after December 15, 1997, including interim periods. Earlier adoption is not permitted. However, an entity is permitted to disclose pro forma earnings per share amounts computed under SFAS 128 in the notes to the financial statements in periods prior to adoption. The statement requires restatement of all prior-period earnings per share data presented after the effective date. SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share and is substantially similar to the standard recently issued by the International Accounting Standards Committee entitled "International Accounting Standards, Earnings per Share." The Company plans to adopt SFAS 128 in fiscal year 1998 and has not determined the impact of adoption.

       In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for fiscal years ending after December 15, 1997. SFAS 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements. It also requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Under existing accounting standards, the Company has reported its operations as one line of business because substantially all of its revenues have been derived from its skilled nursing care centers and assisted living centers and closely related ancillary services. The Company is presently evaluating the new standard in order to determine its effect, if any, on the way the Company might report its operations in the future.

       RECLASSIFICATIONS. Certain amounts have been reclassified to conform with 1997 presentations.

2.   FAIR VALUES OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used by the Company in estimating its fair market value disclosures.

       CASH AND CASH EQUIVALENTS. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

       NOTES RECEIVABLE (INCLUDING CURRENT PORTION). The carrying amount, before the allowance for doubtful accounts, is $8,434. The fair value of $8,400 is estimated using discounted cash flow analyses, based on interest rates currently being offered for notes with similar terms to borrowers of similar credit quality.

       LONG-TERM DEBT (INCLUDING CURRENT PORTION). The carrying value of $121,452 of long-term debt is based on the original face value (issue amount). The fair value of $120,300 is estimated based on the present value of the underlying cash flows discounted at the Company's incremental borrowing rate.

3.   MATERIAL TRANSACTIONS WITH RELATED ENTITIES

       TENET HEALTHCARE CORPORATION, ORNDA HEALTHCORP AND SUMMIT HEALTH LTD.
The Company had an agreement with Tenet/OrNda, which expired in March 1997, under which the Company leased a portion of its corporate office space to OrNda and shared the cost of building services with OrNda. The agreement also required OrNda to provide tax accounting to the Company. The Company's rental income from OrNda for the space exceeded the payments to OrNda for services by $31 for the year ended June 30, 1997. For the years ended June 30, 1996 and 1995, payments to OrNda for services exceeded rental income for the space by $50 and $23, respectively. The Company believes that the amount reimbursed for the services provided and the rental income received are reasonable. The agreement also indemnified the Company against any liability arising from its divestiture of facilities, the net assets of which were purchased by SHL during the year ended June 30, 1992. The provisions of the indemnification survive the termination of the agreement. Certain provisions of this agreement were terminated or amended as a result of the redemption on August 28, 1995 by OrNda of 100% of the OrNda Notes in exchange for the Company's common stock (see Note 1).

       In January 1994, the Company entered into a ten-year sub-lease of a nursing care center with SHL. The Company believes the monthly lease payments of $37 are reasonable for the market area. Lease payments to Tenet, OrNda and SHL were $450 for each of the years ended June 30, 1997, 1996 and 1995.

       At June 30, 1997, the net amount due from Tenet for transactions between the Company and Tenet was $918 and is included in Other Current Assets (see
Note 5).

4.   ACQUISITIONS AND CONSTRUCTION ACTIVITY

       FISCAL YEAR 1997. In August 1996, the Company opened a 110-bed skilled nursing care center in Fort Worth, Texas, and in June 1997, opened another 100 beds at the same site. Total cost of construction including the original purchase price (see this Note, Fiscal Year 1995) was $12,012. On July 1, 1997, the Company opened a 66-bed assisted living center in Orange, California, dedicated to Alzheimer's and other patients with dementia. Total cost of construction, which constituted renovation of an existing building on a campus with a 172-bed skilled nursing center and a 72-bed assisted living center, was $3,525. Cost of construction completed in the year ended June 30, 1997 was financed with funds from $15 million of Senior Secured Notes ("Notes") issued in July 1996 and with cash generated from operations. The Notes represented the second and last issuance of $70 million of Notes. The first issuance of $55 million occurred in December 1995.

       In July 1996, the Company exercised a purchase option in its lease of a 88-bed skilled nursing care center in Rockport, Texas. The purchase price of $2,022 was financed with funds from the Notes.

       In December 1996, the Company entered into a limited liability company ("LLC") agreement to operate a pharmacy in Austin, Texas. The purchase price for its 50% membership interest was $1,565 in cash. The pharmacy services nursing centers in Texas operated by either the Company, the other LLC member or non-affiliated nursing center owners. The Company accounts for its investment in the LLC under the equity method of accounting. The Company's equity in earnings of the LLC was insignificant during fiscal year 1997.

       In June 1997, the Company purchased 10 acres of vacant land in Longview, Texas for $648 in cash. The land will be used for new services which will complement the 174-bed skilled nursing center currently owned and operated by the Company.

       FISCAL YEAR 1996. On January 8, 1996, the Company opened a 108-bed skilled nursing care center in Fresno, California, and in August 1996, opened another 51 beds at the same site. Total cost of construction including the original purchase price was $14,024. In March 1996, the Company added 20 licensed beds to one of its two skilled nursing care centers in Beaumont, Texas, increasing the center's total beds to 148. Total cost of construction was $785. In June 1996, the Company also added 54 beds to its skilled nursing care center in Longview, Texas, increasing the total beds to 182. Total cost of construction was $1,860. Cost of construction completed in the year ended June 30, 1996 was financed with funds from Notes issued in December 1995 and draws against the Company's bank line of credit (see Note 6).

       FISCAL YEAR 1995. On September 1, 1994, the Company purchased a 220-bed skilled nursing care center in White Settlement (Fort Worth), Texas, for $11,925 in cash and a four-acre site for $1,500 in cash for construction of a 210-bed skilled nursing care center located in Fort Worth, Texas, which began in May 1995.

       The Company acquired on October 1, 1994 the leasehold interest in six skilled nursing care centers and the real and personal property of a seventh with a combined total of 783 beds located in various communities in Texas for $30,938, including goodwill of $2,321. The purchase price consists of (i) $11,470 in cash (of which $8,541 was funded under the Company's bank line of credit), (ii) a $2,814 promissory note ($3,000 less a $186 discount) at 9% interest (7% contract rate) fully amortized in seven years and (iii) a $16,654 capital lease obligation assumed by the Company. The leases on the six centers range from eight to twenty-one years, include purchase options, the first exercisable in July 1996, and the last exercisable in February 2005, and have combined monthly payments of $159.

       On December 1, 1994, the Company acquired four skilled nursing care centers in three communities in East Texas with a combined total of 548 beds for $27,000 in cash and, in a separate transaction, the leasehold interest in a 119-bed skilled nursing care center located in Big Spring, Texas, for $800 in cash. Both transactions were funded under the Company's bank line of credit.

       The Company's acquisitions have been accounted for as purchases and, accordingly, the results of operations of the acquired centers have been included in the consolidated statement of income since the date of acquisition.

       The Company completed in May 1995 an addition of 74 beds to a 76-bed nursing care center which is operated under a ten-year sub-lease with OrNda (see
Note 3).

5.   OTHER CURRENT ASSETS

       Other current assets as of June 30 consist of the following:

                                                     1997           1996
                                                    -----------------------
           Due from third party payors              $ 2,491         $ 8,055
           Deferred tax assets                        1,956           1,810
           Notes receivable                           1,253             672
           Prepaid expenses                           1,004             952
           Income tax receivable                      4,128              --
           Other receivables                          1,524           1,543
                                                    -------         -------
                                                    $12,356         $13,032
                                                    =======         =======

6.   LONG-TERM DEBT

       Long-term debt consists of the following:

       June 30,                                                  1997      1996
       ------------------------------------------------------------------------
       Senior secured notes, at fixed interest rates from
        7.38% to 8.14%, interest only payable semi-annually,
        principal due from December 2000 to December 2010 in
        various annual payments, secured by property and
        equipment with a book value of approximately
        $91,781 at June 30, 1997.                             $70,000   $55,000

       Secured revolving bank line of credit expires
        September 30, 1998, variable interest rates
        approximating 7.44% in the year ending
        June 30, 1997, convertible to a term loan due in
        equal quarterly principal payments through
        September 2001, secured by property and equipment
        with a book value of approximately $6,556 at
        June 30, 1997.                                          5,000     6,000

       8.96% senior secured notes, due 2002, interest only,
        payable semi-annually through June 1997, annual
        principal payments of $4,150 beginning December 1997,
        secured by property and equipment with a book
        value of approximately $32,779 at June 30, 1997.       25,000    25,000

       Present value of capital lease obligations at effective
        interest rates from 7% to 9%, secured by property and
        equipment with a book value of approximately $23,216
        at June 30, 1997.                                      13,133    15,680

       Mortgage and other note payable, fixed interest rates
        from 7.75% to 9%, due in various monthly installments
        through January 2026, secured by property and equipment
        with a book value of approximately $7,379 at
        June 30, 1997.                                          5,281     5,231

       Promissory note, less imputed interest of $81 in the
        year ended June 30, 1997, at an effective interest
        rate of 9% due in October 2001, secured by the
        leasehold interest in a nursing care center, with a
        book value of approximately $3,060 at June 30, 1997.    1,944     2,304

       Mortgage note payable, variable interest rates from
        8.25% to 9.0% in year ended June 30, 1997, due in
        equal monthly principal installments through
        March 2001, secured by property and equipment with
        a book value of approximately $2,816 at June 30, 1997.  1,094     1,159

       Less current portion                                        --    (2,985)
                                                             --------  --------

       Non-current portion                                   $121,452  $107,389
                                                             ========  ========

       Future maturities of long-term debt (including capital lease obligations) are as follows: years ending June 30, 1998 - $-0-; 1999 - $8,699; 2000 - $13,788; 2001 - $17,187; 2002 - $10,904, and thereafter - $70,874.

       In December 1995, the Company amended its secured bank line of credit which reduced the commitment from $60,000 to $40,000, converted accounts receivable from collateral to a negative pledge, extended the revolver to September 30, 1997 (the revolver has been subsequently extended to September 30, 1998) and reduced the period of the term loan upon termination of the revolver from four to three years. The interest rate is variable and at the Company's option, will equal either the bank prime rate or the Eurodollar rate plus a margin (reduced by the amendment) that varies depending on the ratio of certain senior debt to earnings before certain interest, taxes, depreciation and amortization. At June 30, 1997, credit line loans outstanding were $5,000 which was used to finance the construction described in Note 4. At June 30, 1997, the Company classified $6,997 of current debt maturities as long-term debt based on its intent and ability to refinance these obligations under the bank line of credit.

       The bank line of credit loan agreement and the two senior secured note agreements contain covenants that include requirements to comply with certain financial tests and ratios and restrict the ability of the Company to incur additional indebtedness. Also, the Company is restricted by the agreements from the payment of dividends (other than dividends payable in common stock) or to acquire its common stock to the extent that such payments exceed $5,000 plus 50% of the Company's net income after June 30, 1995. The Company currently is meeting all financial tests and ratios.

       Interest expense was $10,296, $8,701 and $6,033 in fiscal years 1997, 1996 and 1995, respectively, of which $1,678, $1,605 and $759 in 1997, 1996 and
1995 were capitalized as part of the ongoing construction projects. Interest payments were $10,124, $7,874 and $5,712 in fiscal years 1997, 1996 and 1995, respectively.

7.   INCOME TAXES

       The provision for income taxes consists of the following:

               Years Ended June 30,       1997     1996    1995
               ------------------------------------------------
               Federal:
                   Current             $(3,979)  $3,611  $4,359
                   Deferred              4,003       19    (277)
                                       -------   ------  ------
                                            24    3,630   4,082

               State:
                   Current                (662)     798     952
                   Deferred                757       24     (47)
                                       -------   ------  ------
                                            95      822     905
                                       -------   ------  ------
                                       $   119   $4,452  $4,987
                                       =======   ======  ======

       Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements and represent differences between income for tax purposes and income for financial statement purposes in future years. Temporary differences are primarily attributable to reporting for income tax purposes the excess of tax over book depreciation, bad debts and vacation benefits. The current deferred tax assets are included in other current assets (see Note 5). Significant components of the Company's deferred tax liabilities and assets as of June 30 are as follows:

                                         1997                      1996
                                         ----                      ----
                                  Current    Non-Current    Current  Non-Current
                                  -------    -----------    -------  -----------
Income Taxes
 Deferred tax liabilities:
  Tax over book depreciation      $    --      $(7,858)     $   --     $(3,136)
  Other                                --         (264)         --        (137)
                                   ------      -------      ------     -------
   Total deferred tax liabilities      --       (8,122)         --      (3,273)
 Deferred tax assets:
  Vacation and deferred
   compensation benefits and bad
    debt                            1,956          452       1,810         330
  State tax                            --          159          --         338
                                   ------      -------      ------     -------
   Total deferred tax assets        1,956          611       1,810         668
                                   ------      -------      ------     -------
 Net deferred tax assets
  (liabilities)                    $1,956      $(7,511)     $1,810     $(2,605)
                                   ======      =======      ======     =======

       A reconciliation of the provision for income taxes with the amount computed using the federal statutory rate is as follows:

       Years Ended June 30,                          1997      1996
       -------------------------------------------------------------
         Federal rate                                34.0%     35.0%
         State taxes, net of federal tax
         benefit                                      4.5       4.5
         Tax credits                                   --      (1.6)
         Other, net                                  24.8        --
                                                     ----      ----
                                                     63.3%     37.9%
                                                     ====      ====

       The increase in the effective tax rate was primarily due to certain permanent differences between book income and taxable income. Total income tax payments during fiscal years 1997, 1996 and 1995 were $1,828, $3,904 and $4,876, respectively.

8.   LEASES

       The Company leases certain of its centers, equipment and its pharmacy space under both noncancellable operating leases and capital leases. The leases generally provide for payment of property taxes, insurance and repairs, and have rent escalation clauses based upon the consumer price index or annual per bed adjustments.

       All capital leases contain purchase options, and the accompanying balance sheet and following table have been prepared assuming such options will be exercised (see Note 11). Some leases contain various renewal options and extend up to the year 2030. Property and equipment includes the following amounts for leases which have been capitalized:

       Year Ended June 30,                                        1997
       -----------------------------------------------------------------

         Land and land improvements                              $ 1,400
         Buildings and leasehold improvements                     21,481
         Furniture and equipment                                   2,405
                                                                 -------
                                                                  25,286

         Less accumulated amortization                             2,070
                                                                 -------
                                                                 $23,216
                                                                 =======

   The future minimum rental payments under noncancellable operating leases and capital leases (including purchase options when expected to be exercised) that have initial or remaining lease terms in excess of one year as of June 30, 1997, are as follows:


                                                  Operating    Capital
   Year ending June 30,                            Leases      Leases     Total
   -----------------------------------------------------------------------------

   1998                                            $ 3,054    $ 3,321    $ 6,375
   1999                                              2,995      4,634      7,629
   2000                                              2,755      4,297      7,052
   2001                                              2,513        350      2,863
   2002                                              2,176        350      2,526
   Thereafter                                        7,827      3,525     11,352
                                                   -------    -------    -------

   Total minimum lease payments                     21,320     16,477     37,797
   Less amount representing interest                    --      3,344      3,344
                                                   -------    -------    -------

   Present value of net minimum lease
    payments (capital lease amount
    included in long-term debt - see Note 6)       $21,320    $13,133    $34,453
                                                   =======    =======    =======


9.  CONTINGENCIES

   The Company is subject to malpractice claims and other litigation arising in the ordinary course of business. In the opinion of management, any liability beyond amounts covered by insurance and the ultimate resolution of all pending legal proceedings will not have a material adverse effect on the Company's financial position or results of operations.

10. STOCK OPTION PLAN

   Effective July 1, 1991, the Company adopted a stock option plan authorizing the issuance of 250,000 shares of common stock. The plan was amended on December 9, 1994 and again on December 8, 1995 to increase the authorized shares to 1,400,000. Options may be granted to key employees and directors of the Company. Options granted to employees may be either incentive stock options or nonstatutory options. Only non-qualified options may be granted to non-employee directors. Options granted to non-employee directors are granted automatically pursuant to a formula grant provision contained in the plan. The option price per share for incentive stock options shall not be less than 85% of the fair market value at the date of the grant. The terms of each option and the increments in which each is exercisable are determined by a committee appointed by the Board of Directors. No option may be exercised after ten years from the date of the grant and no option may be granted under the plan after June 30, 2001.

   The following summarizes activity in the stock option plan:


Years Ended June 30,                1997                         1996                       1995
--------------------      -----------------------       ----------------------     -----------------------
                                         Weighted                     Weighted                    Weighted
                                          Average                      Average                     Average
                             Number      Exercise          Number     Exercise        Number      Exercise
                          of Shares         Price       of Shares        Price     of Shares         Price
                          ---------      --------       ---------     --------     ---------     ---------
Options at
  beginning of
  year                      948,500        $18.91         523,000       $16.79       256,000        $12.97
Changes during
  year:
    Granted                 112,000        $13.36         504,000       $21.15       284,500        $19.94
    Exercised                (3,200)       $17.85         (13,500)      $12.13       (15,700)       $12.20
    Canceled                (26,800)       $20.31         (65,000)      $20.58        (1,800)       $12.26
                          ---------                       -------                    -------
Options
  outstanding at
  end of year             1,030,500        $18.27         948,500       $18.91       523,000        $16.79
                          =========                       =======                    =======
Options
  exercisable
  at end of year            352,300        $17.10         161,600       $14.97        58,100        $12.26
Options
  available for
  grant at end
  of year                   333,500                       418,700                     57,700


   The weighted average fair value per share of options granted during the year was $6.72 and $10.14 for fiscal years 1997 and 1996, respectively. The exercise prices for options outstanding at June 30, 1997 ranged from $10.50 to $22.50. The weighted average remaining contractual life of these options is approximately 8 years.

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) which uses an intrinsic value method and, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, results in no compensation expense. However, pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123, "Accounting and Disclosure of Stock-Based Compensation" (SFAS 123), and, in the following disclosure, has been determined as if the Company had accounted for its stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the years ended June 30, 1997 and 1996, respectively: risk-free interest rates of 6.4% and 5.5%; dividend yields of zero percent for both years; volatility factors of the expected market price of the Company's common stock of 48.4% and 46.8%; and a weighted average expected life of the options of 5 years.

   Because the Company's stock options have characteristics significantly different from those options used in the Black-Scholes option pricing model, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

       For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of providing pro forma disclosure are not likely to be representative of the effects on reported net income for future years. The Company's pro forma information follows for the years ended June 30, 1997 and 1996:



                                                         1997          1996
                                                         ----          ----
          Pro forma net income (loss)                   $ (543)       $6,914
          Pro forma earnings (loss) per share           $(0.08)       $ 1.00


11. SUBSEQUENT EVENT

       In September 1997, the Company exercised a purchase option in its lease of a 111-bed skilled nursing care center in La Grange, Texas. The purchase option price of $1,871 was financed by a draw on the Company's bank line of credit (see Note 6).

12. UNAUDITED QUARTERLY INFORMATION

       Following is a summary of unaudited quarterly results of operations from the years ended June 30, 1997 and 1996:


       Year ended June 30, 1997       1st Qtr.    2nd Qtr.     3rd Qtr.     4th Qtr.      Total
       ------------------------       --------    --------     --------     --------     --------
       Net revenues                   $ 48,907    $ 46,181     $ 52,012     $ 50,827     $197,927
       Income (loss) before
          income taxes                   2,587      (1,734)       2,394       (3,059)         188
       Net income (loss)                 1,565      (1,049)       1,448       (1,895)          69
       Earnings (loss) per share      $   0.23    $  (0.15)    $   0.21     $  (0.28)    $   0.01


       Year ended June 30, 1996       1st Qtr.    2nd Qtr.     3rd Qtr.     4th Qtr.      Total
       ------------------------       --------    --------     --------     --------     --------
       Net revenues                   $ 41,270    $ 42,801     $ 45,232     $ 46,759     $176,062
       Income before income taxes        3,924       3,400        2,077        2,360       11,761
       Net income                        2,359       2,043        1,327        1,580        7,309
       Earnings per share             $   0.34    $   0.30     $   0.19     $   0.23     $   1.06



                            See accompanying notes



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